EXHIBIT 15
November 3, 2010
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Commissioners:
We are aware that our report dated November 3, 2010 on our review of interim financial information of Baxter International Inc. (the “company”) for the three- and nine-month periods ended September 30, 2010 and 2009 and included in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2010 is incorporated by reference in its Registration Statements on Form S-8 (Nos. 33-28428, 33-54069, 333-43563, 333-47019, 333-71553, 333-80403, 333-88257, 333-48906, 333-62820, 333-102140, 333-104420, 333-104421, 333-105032 and 333-143063), on Form S-3 (Nos. 333-106041, 333-123811, 333-136224 and 333-160966) and on Form S-4 (No. 333-133449-01).
Very truly yours,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Chicago, Illinois